Group U.S. Listing Standards Clawback Policy

Recovering Incentive-Based Compensation from Covered Executives of entities listed on U.S. national securities exchanges / associations in case of an Accounting Restatement

WHY

U.S. national securities exchanges and associations that list securities (including the NYSE, Nasdaq and NYSE Arca, Inc.) maintain listing standards that require each issuer of a listed security to adopt and comply with a compensation recovery ("clawback") policy that imposes recovery of certain incentive-based compensation received by current or former covered executive officers in the event an issuer's material noncompliance with financial reporting requirements results in an accounting restatement.

WHO

UBS Group AG, UBS AG and Credit Suisse AG are listed issuers on the referenced national exchanges and have each adopted this policy to comply with the listing standards applicable to each issuer.

The Covered Executives of each Issuer are as follows:

- For UBS Group AG and UBS AG:
  - current and former UBS Group Executive Board members of UBS Group AG ("UBS GEB members"); and
- For Credit Suisse AG:
  - Current and former UBS GEB members,
  - current and former Credit Suisse AG Executive Board members, and
  - former Executive Board members of Credit Suisse Group AG ("Credit Suisse ExB members").

This policy will also apply to Covered Executives of any Group entities that may later become subject to one or more of the Listing Standards.

WHAT to know about HOW to comply

If an Issuer experiences a triggering event, then the Issuer is required to recover a certain amount of incentive-based compensation during a three-year lookback period, as follows:

TRIGGERING EVENT:

The clawback is triggered if an Issuer is required to prepare an Accounting Restatement due to material noncompliance with any financial reporting requirement, including any restatement that corrects a material error in previously issued financial statements.

REQUIRED ACTIONS:

The Issuer must recover Incentive-Based Compensation that any Covered Executive "received" (as defined in the policy) during the three completed fiscal years immediately preceding the date on which the Issuer is required to prepare the Accounting Restatement. Only Incentive-Based Compensation "received" on and after 2 October 2023 is subject to clawback.

WHO IS IMPACTED:

Covered Executives are impacted under the policy. The Listing Standards require recovery of Incentive-Based Compensation received by a person (1) after beginning service as a Covered Executive of the Issuer, and (2) if that person served as a Covered Executive of the Issuer at any time during the recovery period.

WHAT IS SUBJECT TO CLAWBACK:

The Issuer must recover the received amount (on a pre-tax basis) that exceeds the amount which would have been received if the Incentive-Based Compensation had been determined based on the restated financial statements. The final amount, if any, will be determined at the sole discretion of the Administrator and based on the rules detailed in the Appendix.[1]

RECOVERING THE CLAWBACK AMOUNT:

The Issuer is required to pursue recovery unless it is determined that recovery would be impracticable for the specific reasons set forth in the policy. The attempt at recovery and any eventual decision not to recover must be fully documented as set forth in the Appendix.

Important Information

This page is a general high-level overview of the Group U.S. Listing Standards Clawback Policy, which is set forth in its entirety in the attached Appendix. If there is a conflict between this summary page and the Appendix, the Appendix prevails.

[1] For 2023, there is a recognition and consideration of the accounting implications of the Credit Suisse integration.

Appendix to Group U.S. Listing Standards Clawback Policy

Why we have this Appendix

The correctness and compliance of Financial Reporting is essential for our organization. The Clawback Policy set forth in this Appendix is designed to comply with, and shall be interpreted consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Rule 10D-1 promulgated under the Exchange Act ("Rule 10D-1"), and, as applicable to an Issuer, Section 303A.14 of the New York Stock Exchange Listed Company Manual, Nasdaq Listing Rule 5608, Rule 5.3-E(p) of the Rules of the NYSE Arca, Inc. and any other listing standard of any national securities exchange or association that becomes applicable to an Issuer (each, as applicable to an Issuer, the "Listing Standards"). The Appendix sets forth the full text of the Group U.S. Listing Standards Clawback Policy ("Policy").

Applicability

The Policy applies globally to all Covered Executives of each Issuer regardless of primary work location. The Covered Executives of each Issuer are as follows:

- For UBS Group AG and UBS AG:
  - current and former UBS GEB members; and
- For Credit Suisse AG:
  - current and former UBS GEB members,
  - current and former Credit Suisse AG Executive Board members, and
  - former Credit Suisse ExB members".

The Policy will also apply to Covered Executives of Group entities that may later become subject to one or more of the Listing Standards.

Policy content

Below you can find the controlling terms and conditions of the Policy.

1. Administration

Except as specifically set forth herein, this Policy shall be administered by the UBS Group AG Board of Directors Compensation Committee (the "Administrator") on behalf of each Issuer subject to the Policy. The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on the Issuers, all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full UBS Group AG Board of Directors ("Board") or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee's responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of UBS Group to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

2. Defined Terms; Covered Executives; Incentive-Based Compensation

Defined terms of this Policy are set forth below in the "Glossary" Section. This Policy applies to Incentive-Based Compensation received by a Covered Executive of an Issuer (a) after beginning services as a Covered Executive of an Issuer; (b) if that person served as a Covered Executive of an Issuer at any time during the performance period for such Incentive-Based Compensation; and (c) while the Issuer had a listed class of securities on a national securities exchange or association.

3. Required Recoupment of Erroneously Awarded Compensation in the event of an Accounting Restatement

In the event an Issuer is required to prepare an Accounting Restatement, the Issuer shall promptly recoup the amount of any Erroneously Awarded Compensation received by any Covered Executive, as determined in the sole discretion of the Administrator and calculated pursuant to Section 4 hereof, during the Applicable Period.

4. Erroneously Awarded Compensation: Amount Subject to Recovery

The amount of "Erroneously Awarded Compensation" subject to recovery under the Policy, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts, if any.

Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation.

By way of example, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder, if any, includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

For Incentive-Based Compensation based on stock price or TSR: (a) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Issuer shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the national exchange and/or association on which the Issuer lists securities.

5. Method of Recoupment

The Administrator shall determine, in its sole discretion, the timing and method for promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash, notional fund/bond or equity-based award, (b) cancelling prior cash, notional fund/bond or equity-based awards, whether vested or unvested or paid or unpaid, (c) canceling or offsetting against any planned future cash, notional fund/bond or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with applicable tax laws, rules and regulations, (e) any other method authorized by applicable law or contract, and (f) determining that there is no Erroneously Awarded Compensation. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable UBS Group plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive.

The Issuer shall recoup Erroneously Awarded Compensation from a Covered Executive in compliance with this Policy unless the Administrator or, in the case of an Issuer other than UBS, the Issuer's committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Issuer's board of directors, has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

- The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Issuer must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to the national exchange and/or association on which the Issuer lists securities.
- Recovery would violate the laws of the country of incorporation of the Issuer where that law was adopted prior to 28 November 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of such law, the Issuer must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the applicable Listing Standards; or
- Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of UBS Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

6. No Indemnification of Covered Executives

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, no Issuer shall indemnify any Covered Executives against

the loss of any Erroneously Awarded Compensation, including through any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this Policy.

7. Administrator Indemnification

Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by UBS Group to the fullest extent under applicable law and UBS Group policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or UBS Group policy.

8. Effective Date; Retroactive Application

This Policy shall be effective as of 2 October 2023 (the "Effective Date"). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date. Without limiting the generality of Section 5 hereof, and subject to applicable law, the Administrator may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date.

9. Amendment; Termination

The Administrator may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange or association on which the Issuer's securities are listed.

10. Other Recoupment Rights; Claims

The Administrator intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to UBS Group pursuant to applicable law or pursuant to the terms of any similar policy or provisions in any employment-related agreement, deferred compensation plan (including, without limitation, notional fund/bond and equity-based), award agreement, or similar agreement and any other legal remedies available to UBS Group.

Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies UBS Group may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.

11. Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

12. Exhibit Filing Requirement

A copy of this Policy and any amendments thereto shall be filed as an exhibit to each Issuer's annual report on Form 20-F.

Glossary

"**Accounting Restatement**" means an accounting restatement of the Issuer's financial statements due to the Issuer's material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

"**Administrator**" has the meaning set forth in Section 1 of this Policy.

"**Applicable Period**" means the three completed fiscal years immediately preceding the date on which the Issuer is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Issuer's fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The "**date on which the Issuer is required to prepare an Accounting Restatement**" is the earlier to occur of (a) the date the Board or the Issuer's board of directors, as applicable, concludes, or reasonably should have concluded, that the Issuer is required to prepare an Accounting Restatement, or (b) the date a court, regulator, or other legally authorized body directs the Issuer to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

"**Board**" has the meaning set forth in Section 1 of this Policy.

"**Covered Executives**" means an Issuer's current and former executive officers, as determined by the Administrator in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards.

"**Erroneously Awarded Compensation**" has the meaning set forth in Section 4 of this Policy.

A "**Financial Reporting Measure**" is any measure that is determined and presented in accordance with the accounting principles used in preparing the Issuer's financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): stock price; total shareholder return ("**TSR**"); return measures (e.g., return on equity ("**RoE**"), return on tangible equity ("**RoTE**"), return on common equity tier 1 capital ("**RoCET1**")); total revenues; divisional and Group PBT; Group net profit; diluted earnings per share ("**EPS**"); cost income ratio; resources (e.g., CET1 capital ratio, CET1 leverage ratio) and liquidity measures (e.g., liquidity coverage ratio, net stable funding ratio). A Financial Reporting Measure need not be presented within the Issuer's financial statements or included in a filing with the Securities Exchange Commission.

"**Incentive-Based Compensation**" means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is "**received**" for purposes of this Policy in the Issuer's fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

"Issuer" means UBS, UBS AG and Credit Suisse AG, each in its capacity as an issuer subject to the Listing Standards (as applicable to each entity as an issuer.) Any UBS Group entity that hereinafter lists any security on a U.S. national securities exchange or association and becomes subject to one or more of the Listing Standards shall be considered an Issuer under this Policy.

"**UBS**" means UBS Group AG.

"**UBS Group**" means UBS and its subsidiaries (including, without limitation, UBS AG and Credit Suisse AG).

Key procedural controls

KPC ID	KPC title
CTRL-0000041802	Proper implementation and completeness of Clawback Policy requirements

Further references and links

ID	Type	Title
n/a	n/a	n/a

Policy ownership and review

Owner: Head HR Performance & Reward

NFR Taxonomy: 1. Employment or Licensing Practices

Published: 28 November 2023

UBS